Exhibit 3.9

RESTATED ARTICLES OF INCORPORATION

OF

CASCADE MEDICAL SUPPLY, INC.

The undersigned Shareholders, being all the shareholders of the Company, have duly approved, upon recommendation of the Board of Directors, amendments to the Company’s Articles of Incorporation, and hereby Restate the Articles of Incorporation of Cascade Medical Supply, Inc. These Restated Articles of Incorporation shall supersede all previously filed Articles of Incorporation and amendments thereto. The shareholders hereby adopt under the Washington Business Corporation Act (Title 23B RCW), the following Restated Articles of Incorporation for the corporation:

ARTICLE I

NAME

The name of the corporation is CASCADE MEDICAL SUPPLY, INC.

ARTICLE II

DURATION

The period of duration of the corporation shall be perpetual.

ARTICLE III

PURPOSES AND LIMITATIONS

The purpose of the corporation is the transaction of any or all lawful business, trade or activity for which corporations may be incorporated under Title 23B RCW.

ARTICLE IV

POWERS

This corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to the corporation.

ARTICLE V

AUTHORIZED CAPITAL

The aggregate number of shares which the corporation shall be authorized to issue is fifty thousand (50,000) shares of common stock, and each share shall be without par value.

ARTICLE VI

DIRECTORS

The Board of Directors shall consist of four (4) directors. Thereafter, the number of directors of the corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein. The names and addresses of the persons who shall serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified, unless they resign or are removed in accordance with law, are:

Name	Address
Curtis Buck	1305 S. Central Avenue, Unit E Kent, WA 98032

Keith Godfrey	1305 S. Central Avenue, Unit E Kent, WA 98032

Bradford Dunham	1305 S. Central Avenue, Unit E Kent, WA 98032

Norman Howard	1305 S. Central Avenue, Unit E Kent, WA 98032

ARTICLE VII

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation, subject to repeal or amendment by action of the shareholders.

ARTICLE VIII

REGISTERED AGENT AND OFFICE

The registered agent and registered office for the corporation shall be changed. The new registered agent and the address of his registered office are:

Kurt H. Olson

Fahlman & Olson, P.S.

1524 Alaskan Way, Suite 200

Seattle, WA 98101

ARTICLE IX

NO PREEMPTIVE RIGHTS

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the corporation.

ARTICLE X

NO CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the corporation.

ARTICLE XI.

TRANSACTION WITH INTERESTED PARTY

This corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be voided and no such director, officer, or shareholder shall be held liable to account to the corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors of this corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the corporation has an interest in any corporation, association, firm, or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm or entity.

ARTICLE XII

DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

Section 1.

(a) A member of the Board of Directors of this corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for conduct as a director except (1) for acts or omissions that involve intentional misconduct or a knowing violation of the law by such director; (2) for conduct violating RCW 23B.08.310, pertaining to unpermitted distributions to shareholders or loans to directors; or (3) for any transaction from which the director will personally receive a benefit in money, property or services to which such director is not legally entitled.

(b) If the laws of the State of Washington are amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of the foregoing paragraphs by the shareholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

Section 2. To the fullest extent, and in the manner permitted by the laws of the State of Washington, the corporation shall indemnify any person threatened to be made a party or any party to a threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (whether brought by or in the right of the corporation or otherwise) by reason of the fact that he is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) incurred or to be incurred by him in connection with such action, suit or proceeding. Such indemnification shall continue as to a person who has ceased to be a director, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Reasonable expenses incurred or to be incurred by a director, officer, employee or agent who is a party or threatened to be made a party to such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such proceeding in the manner permitted by the laws of the State of Washington.

Section 3. The right to indemnification and the payment of expenses incurred or to be incurred in defending any action, suit or proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquired under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 4. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the State of Washington.

Section 5. Pursuant to RCW 23B.07.320, no director, officer, or shareholder shall be liable for failure to follow the corporate formalities otherwise applicable to this corporation under the laws of the State of Washington, and such duties are hereby abolished by agreement of the shareholders, which agreement shall be in force and effect for the life of the corporation. This shareholders’ agreement, however, does not transfer or vest any discretion or power of the directors or officers to any of the shareholders.

ARTICLE XIII

AMENDMENT OF ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by law, and all rights and powers of the shareholders and directors of the corporation are granted subject to this reservation.

DATED effective this 7th day of May, 2003.

/s/ Curtis Buck	/s/ Keith Godfrey
Curtis Buck, shareholder	Keith Godfrey, shareholder

/s/ Bradford Dunham	/s/ Norman Howard
Bradford Dunham, shareholder	Norman Howard, shareholder

CONSENT TO SERVE AS REGISTERED AGENT

I, Kurt H. Olson, of Fahlman & Olson, P.S., hereby consent to serve as registered agent, in the State of Washington, for CASCADE MEDICAL SUPPLY, INC. I understand that as agent for the corporation, it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office, of the Secretary of State in the event of my resignation or of any changes in the registered office address of the corporation for which I am agent.

DATED this 7th day of May, 2003,

/s/ Kurt H. Olson
Kurt H. Olson

Address:	Fahlman & Olson, PS 1524 Alaskan Way, Suite 200 Seattle, WA 98101

ARTICLES OF RESTATEMENT

OF

CASCADE MEDICAL SUPPLY, INC.

Pursuant to RCW 23B.10.070, Cascade Medical Supply, Inc., a Washington corporation, hereby executes in duplicate the following Articles of Restatement,

1. Name. The name of the corporation is Cascade Medical Supply, Inc.

2. Restated Articles of Incorporation. The Articles of Incorporation of the corporation are restated in their entirety as shown on Exhibit A attached hereto.

3. Date of Adoption. The restated Articles of Incorporation were adopted pursuant to the unanimous consent of the directors and shareholders dated effective April 8, 2003.

4. Shareholder Approval. The amendment was duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

Dated this 7th day of May, 2003.

CASCADE MEDICAL SUPPLY, INC.

By	/s/ Curtis Buck
Curtis Buck Its President

ARTICLES OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

CASCADE MEDICAL SUPPLY, INC.

Pursuant to RCW 23B.10.030 of the Washington Business Corporation Act, and Article XIII of the Restated Articles of Incorporation for the corporation dated effective May 7, 2003, the undersigned corporation has approved the following amendments to the corporation’s Restated Articles of Incorporation.

1. The Restated Articles of Incorporation of the Corporation are amended to add a new Article XIV as follows:

ARTICLE XIV

REDEMPTION OF SHARES OF STOCK

Pursuant to RCW 23B.02.020(5)(i), shares may be redeemable or convertible at the option of the Corporation by its Board of Directors in its discretion, for cash, indebtedness, securities, or other property in an amount determined by the Board of Directors for the Corporation to represent the fair value of the shares.

2. The effective date of the adoption of this amendment is August 28, 2006.

3. The amendment is adopted by duly approved shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040 at a special meeting of shareholders held on August 28, 2006 pursuant to proper notice.

4. All other Articles of the Restated Articles of Incorporation remain unchanged and in full force and effect.

Dated effective 28th day of August, 2006.

Cascade Medical Supply, Inc.

By	/s/ Curtis Buck
Curtis Buck Its President and Chief Executive Officer